Exhibit 22

Subsidiary Guarantors of Securities
As of October 21, 2025, the following subsidiaries of Quest Diagnostics Incorporated provided, subject to the terms of such senior notes, unconditional and irrevocable guarantees to the senior notes listed below that were issued by Quest Diagnostics Incorporated pursuant to an offering registered under the Securities Act of 1933, as amended:

Securities	Issuer	Subsidiary Guarantor	State of Organization
6.95% Senior Notes due 2037 5.75% Senior Notes due 2040	Quest Diagnostics Incorporated	American Medical Laboratories, Incorporated	Delaware
		AmeriPath, Inc.	Delaware
		AmeriPath Consolidated Labs, Inc.	Florida
		AmeriPath Florida, LLC	Delaware
		AmeriPath Hospital Services Florida, LLC	Delaware
		AmeriPath Kentucky, Inc.	Kentucky
		AmeriPath New York, LLC	Delaware
		AmeriPath Texas, Inc.	Delaware
		Blueprint Genetics Inc.	Delaware
		Diagnostic Pathology Services, Inc.	Oklahoma
		ExamOne World Wide, Inc.	Pennsylvania
		ExamOne World Wide of NJ, Inc.	New Jersey
		Kailash B. Sharma, M.D., Inc.	Georgia
		LabOne, LLC	Missouri
		LabOne of Ohio, Inc.	Delaware
		Ocmulgee Medical Pathology Association, Inc.	Georgia
		Quest Diagnostics Clinical Laboratories, Inc.	Delaware
		Quest Diagnostics Holdings Incorporated	Delaware
		Quest Diagnostics Incorporated	Maryland
		Quest Diagnostics Incorporated	Nevada
		Quest Diagnostics Investments LLC	Delaware
		Quest Diagnostics LLC	Connecticut
		Quest Diagnostics LLC	Illinois
		Quest Diagnostics LLC	Massachusetts
		Quest Diagnostics Nichols Institute	California
		Quest Diagnostics Nichols Institute, Inc.	Virginia
		Quest Diagnostics of Pennsylvania Inc.	Delaware
		Specialty Laboratories, Inc.	California
		Unilab Corporation	Delaware